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                                                                     EXHIBIT 2.0
                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of the 18th day of September, 1999, by and among Micro Component Technology, Inc., a Minnesota corporation ("Parent"), MCT Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Aseco Corporation, a Delaware corporation (the "Company").

WHEREAS, the Board of Directors of the Parent and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Merger Sub would merge (the "Merger") with and into the Company, and the Company would become a wholly-owned subsidiary of Parent.

WHEREAS, the parties hereto intend that (i) the issuance of the Parent Common Stock (as defined below) to the shareholders of the Company in connection with the Merger shall be on a tax-free basis to the shareholders of the Company and
(ii) this transaction shall qualify for federal income tax purposes as a reorganization within the meaning of (S)(S) 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be properly executed and thereafter duly filed with the Secretary of State of Delaware as provided in the Delaware General Corporation Law (the "Delaware Law"), as soon as practicable on or after the Closing (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Delaware or at such other time as the parties may agree upon in writing pursuant to applicable law (the "Effective Time").

Section 1.2 Closing. The closing of the Merger (the "Closing") will take place as set forth in Section 6.4 hereof at the offices of Best & Flanagan LLP, 4000 U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota, or at such other place and time as is agreed to in writing by the parties hereto.

Section 1.3 Effects of the Merger.

(a) At the Effective Time (i) Merger Sub shall be merged with and into the Company which shall be the surviving corporation (the "Surviving Corporation"; Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations") and the separate existence of Merger Sub shall cease, (ii) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

(b) Upon the effectiveness of the Merger, all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations and all of their property, real, personal and mixed, and all the debts due on whatever account to either of them, as well as all stock subscriptions and other choses in action belonging to either of them shall be transferred to and vested in the Surviving Corporation; and all claims, demands, property and other interests shall be the property of the Surviving Corporation, and the title to all real estate vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corporation all as provided in Section 251 and 259 and other applicable provisions of Delaware Law. The Merger is intended to constitute a tax-free reorganization under Section 368(a) of the Code. The parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 368(a) of the Code and the regulations thereunder.

Section 1.4 Directors and Officers of Surviving Corporation.

(a) The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

(b) The officers of the Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Each issued and outstanding share of the Company's Common Stock, $.01 par value (the "Shares") not owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (other than those Shares held by stockholders of the Company who properly exercise any dissenters' rights available under applicable law) immediately prior to the Effective Time shall be converted into the right to receive its pro rata share of the Shareholder Consideration (as defined below).

(b) Each then outstanding Share owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent shall be cancelled.
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(c) Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

(d) All Shares that are owned by the Company as treasury stock or by any wholly owned Subsidiary (as hereinafter defined) of the Company shall be cancelled and retired for no value and shall cease to exist and no consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or (ii) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership).

Section 2.2 Consideration. The total consideration to be paid in connection with the Merger shall be $16,300,000, subject to any adjustment pursuant to in
Section 6.6 and the effect of the maximum and minimum prices set forth below (the "Acquisition Consideration"). Except as provided in Section 2.3(b), the Acquisition Consideration, shall be paid solely in shares of the Parent's Common Stock, $.01 par value per share (the "Parent Common Stock"). The Shareholder Consideration shall be the aggregate number of shares of Parent Common Stock, subject to Section 2.3(b), to be issued upon conversion pursuant to Section 2.1(a), determined as follows:

(a) The Acquisition Consideration, subject to Section 6.6, shall be divided by the average closing sale price per share of the Parent Common Stock over the last twenty trading days prior to the day of the Closing, as reported by Nasdaq, provided that if such average closing price is less than $3.565 per share, the divisor shall be $3.565, and if such average closing price is more than $5.563, the divisor shall be $5.563 as so adjusted (the "Parent Stock Price"). The result shall be the "Total Share Consideration".

(b) The Total Share Consideration shall be divided by the actual number of Shares outstanding immediately prior to the Closing (plus 709,152 shares to reflect shares reserved to options (which was calculated on the treasury stock method as of the execution of this Agreement)). The result shall be the "Exchange Ratio".

(c) The number of shares of Parent Common Stock determined by multiplying the Exchange Ratio by the number of issued and outstanding shares of Shares immediately prior to the Closing shall be the "Shareholder Consideration".

Section 2.3 Payment of the Acquisition Consideration.

(a) Exchange Agent. As of the Effective Time, the Parent shall deposit with Norwest Bank Minnesota, N.A. (the "Exchange Agent"), the Shareholder Consideration. The Exchange Agent shall hold such shares in a separate account for exchange pursuant to the terms of this Agreement (the "Exchange Fund").

Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of Shares immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of certificates for the Shares (the "Certificates") to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits in lieu thereof) in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall receive in exchange therefore a new certificate representing that number of whole shares of Parent Common Stock determined by multiplying the number of Shares represented by such Certificate by the Exchange Ratio, and subtracting any resulting fractional Shares. The holder shall also receive cash in lieu of any fractional shares, and the Certificate so surrendered shall forthwith be cancelled.

In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent the shares of Parent Common Stock (and cash in lieu of fractional shares) into which the Shares previously represented by such Certificate were converted at the Effective Time. All shares of Parent Common Stock issued upon conversion of the Shares (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(b) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates for the Shares and the owner of such fractional share interests will not be entitled to vote or to any rights of a stockholder of the Parent. Each holder of Certificates who otherwise would be entitled to receive a fractional share of Parent Common Stock shall receive, in lieu of such fractional share interest, an amount of cash (without interest) determined by multiplying (i) the Parent Stock Price, by (ii) the fractional share interest to which such holder would otherwise be entitled. The Parent shall transfer to the Exchange Agent on a timely basis the cash necessary to make payments under this paragraph (b).

(c) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity that claims such Certificate to be lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed Certificate such pro rata share of the Shareholder Consideration deliverable in respect thereof as determined in accordance with this Agreement; provided that Parent may require that the owner of such lost, stolen or destroyed Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.4 Termination of Exchange Fund.

(a) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Shares for two years after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Parent for the shares of the Parent Common Stock and any cash in lieu of fractional shares to which they are entitled.

(b) No Liability. Neither the Parent nor the Company shall be liable to any holder of Shares for any such shares of the Parent Common Stock or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. For the purposes of this Agreement, "Law" shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree.

(c) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of the Parent Common Stock and any cash in lieu of fractional shares of the Parent Common Stock to which the holders of the Certificates are entitled pursuant to this Agreement.

        ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization; Subsidiaries. Each of the Company and its respective Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, and governmental approvals would not have a Material Adverse Effect (as defined herein) on or of the Company and its Subsidiaries. In this Agreement, the term "Material Adverse Effect" used in reference to the Company means any event, change or effect, which either alone or in the aggregate with all other such events, changes or effects, is, or is reasonably likely to be, materially adverse to the business, financial condition, properties, assets, capitalization, stockholders' equity, liabilities (including contingent liabilities), results of operations, licenses or franchises of the Company and its Subsidiaries on consolidated basis. Each of Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Section 3.1 of the disclosure schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule") sets forth a complete and accurate list of all jurisdictions in which Company or its Subsidiaries is qualified to do business as a foreign corporation and sets forth a complete and accurate list of all of its Subsidiaries (including jurisdiction of incorporation or formation and the capitalization of each Subsidiary). All of the outstanding shares of capital stock of Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company. Except as disclosed in Section 3.1 of the Company Disclosure Schedule, Company does not have any Subsidiaries or, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The copies of the Certificate of Incorporation and Bylaws of Company, and of the comparable organizational documents of each of its Subsidiaries, provided to Parent, are true and complete copies of all such documents, in each case as amended to the date hereof and shall be as of the Effective Time. Except as disclosed in Section 3.1, neither the Company nor any of its Subsidiaries is in violation of its Certificate of Incorporation, Bylaws or comparable organizational documents.

Section 3.2 Capitalization. The authorized capital stock of Company consists of:
15,000,000 shares of common stock, no par value (the "Company Common Stock"), of which 3,887,543 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01 per share, of which none are issued and outstanding. All of the outstanding shares of Company Common Stock are, and immediately prior to the Effective Time the outstanding shares of the Company Common Stock shall be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. Except as set forth on Section 3.2 of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of Company are issued or outstanding. Except as set forth above or in Section 3.2 of the Company Disclosure Schedule, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of the respective capital stock or Voting Debt or securities convertible into or exchangeable for such shares or equity interests or obligating Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. Company is not a party to any voting trust or other arrangement or understanding with respect to the voting of Company Common Stock. There are no contractual obligations of Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries.

Section 3.3 Authority. Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the stockholders of the Company as set forth in Section 7.1
(d)). The Board of Directors of Company has duly approved this Agreement, determined that the Merger is fair to, and in the best interest of, its stockholders and resolved to recommend that such stockholders approve this Agreement and the Merger, and such resolutions are in full force and effect. Duly certified, true and correct copies of such resolutions adopted will be provided to Parent. This Agreement has been duly executed and delivered by Company, and this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms.

Section 3.4 Consents and Approvals; No Violations. Except as disclosed in the Company's filings pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") or as set forth in Section 3.4 of the Company Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

(the "HSR Act"), the Exchange Act and Delaware Law, neither the execution, delivery or performance of this Agreement nor the consummation by Company of the transactions contemplated hereby nor compliance by Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Company or of the comparable organizational documents of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, legislative body, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) or require any authorization, consent or approval under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of its Subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, and except for failures to obtain such permits, authorizations, consents or approvals or to make such filings which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.5 SEC Reports. The Company has furnished to Parent a true and complete copy of each prospectus, definitive proxy statement and report filed by the Company with the SEC since the date of the Company's year end for fiscal year 1996 (the "SEC Reports"), including the Company's Annual Report on Form 10-K, for the fiscal year ended March 28, 1999 (the "Form 10-K"). None of the SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading. The consolidated balance sheet of the Company, as of March 28, 1999, included in SEC Reports (including the related notes and schedules), presents fairly, in all material respects, the consolidated financial position of the Company as of its date and the related consolidated statements of operations, cash flows and changes in stockholders' equity included in the SEC Reports (including any related notes and schedules) present fairly, in all material respects, the consolidated results of operations and cash flows of the Company for the periods set forth therein, in each case, in accordance with generally accepted accounting principles ("GAAP"), except as otherwise specified therein (including in the related notes).

Section 3.6 Proxy Statement/Prospectus. The combined proxy statement and Form S-4 registration statement to be prepared jointly by the parties and filed with the Securities and Exchange Commission for the purpose of soliciting shareholder votes for the Merger and registering shares of the Parent to be issued to the Company's shareholders in the Merger, respectively, is referred to herein as the "Proxy Statement/Prospectus". The information provided by the Company for inclusion in the Proxy Statement/Prospectus shall be true and complete, shall not contain any untrue statement of a material fact and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

Section 3.7 Employee Benefits. All employment contracts, all termination agreements with executive officers and all bonus, deferred compensation, pension, retirement, profit sharing, severance pay, stock option, stock purchase and other material employee benefit plans (other than medical and other similar welfare plans made generally available to all employees of the Company or a subsidiary of the Company) to which the Company or any of its subsidiaries is a party are listed, summarized or otherwise described or incorporated by reference in the SEC Reports or in Section 3.7 of the Company Disclosure Schedule.

Section 3.8 Absence of Certain Changes or Events. Since March 28, 1999, (i) Company and Company's Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (ii) there has not been (A) any change, or any development of which management of Company has knowledge, which has had or is reasonably likely to have a Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Company other than regular quarterly cash dividends; (C) any material change by Company in accounting principles, practices or methods; or (D) any increase of more than $40,000 in aggregate in the compensation payable or which could become payable by Company and Company's Subsidiaries to their officers or key employees, or any material amendment of any Company Benefit Plans.

Section 3.9 ERISA Compliance.

(a) Company Disclosure Schedule 3.09(a) attached hereto contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock bonus, phantom stock, retirement, vacation, severance, disability, death benefit, welfare, Christmas bonus, hospitalization, medical or other plan, arrangement or understanding, whether or not legally binding, providing benefits to any current or former employee, officer or director of Company, or maintained or contributed to by Company for the benefit of any employee, officer or director of Company currently or within the last five years (collectively, "Benefit Plans").

(b) On or prior to the date of this Agreement, Company has delivered to Parent true and complete copies of (i) each Benefit Plan or, in the case of any unwritten Benefit Plans, descriptions thereof (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan, if any such report was required, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) the most recent actuarial report relating to any Benefit Plan, and (vi) the most recent IRS determination letter or opinion letter for each Benefit Plan.

(c) Except as disclosed in Company Disclosure Schedule 3.09(c) attached hereto, all Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from federal income taxes, and no such determination letter has been revoked nor has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could adversely affect its qualification or increase its costs.

(d) Except as disclosed on Company Disclosure Schedule 3.09(d) attached hereto, no Pension Plan that Company maintains, or to which Company is or was previously obligated to contribute, had, as of the respective last annual valuation date for each Pension Plan, any unfunded "benefit liabilities,"(as defined in Section 4001(a)(16) of ERISA) based on actuarial assumptions which have been furnished to Parent. None of the Pension

Plans has an "accumulated funding deficiency," (as defined in Section 412(a) of the Code) whether or not waived. None of Company, any officer of Company or any of the Benefit Plans which are subject to ERISA, including, without limitation, the Pension Plans, or any trusts created thereunder, or, to the best knowledge of the Company, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA in Section 4975(c) of the Code) or any other breach of fiduciary responsibility that could subject Company or any officer of Company to a material amount of tax or penalty on prohibited transactions or to any material liability under ERISA. Except as disclosed on Company Disclosure Schedule 3.09(d) attached hereto, neither any of such Pension Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as defined in Section 4043(c) of ERISA) with respect to which the 30-day notice requirement has not been waived and Company is not aware of any other reportable events with respect thereto during the last five years. Company has never had an obligation to contribute to a "multi-employer plan" as defined in Section 3(37) of ERISA. No liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been or is expected to be incurred with respect to any Benefit Plan by reason of a Benefit Plan termination. The PBGC has not instituted proceedings to terminate any Benefit Plan. Except as noted on Company Disclosure Schedule 3.09(d), there is no Benefit Plan to which Title IV of ERISA applies which has terminated and whose "date of termination" (as defined in Section 4048 of ERISA) occurred after September 1, 1974 or any such Benefit Plan to which Title IV of ERISA applies which has partially terminated. No event has occurred, and there exists no condition or set of circumstance which presents a material risk of the termination or partial termination of any such Benefit Plan, which could result in a liability on the part of Company to the PBGC.

(e) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Company Disclosure Schedule 3.09(e) attached hereto, (i) no such Benefit Plan is a "welfare benefit fund", (as defined in Section 419(e) of the Code), (ii) each such Benefit Plan that is a group health plan complies in all material respects with the applicable requirements of the Code and the Social Security Act and (iii) each such Benefit Plan, including, without limitation, any such Plan covering retirees or other former employees, may be amended or terminated without liability to Parent or Company on or at any time after the Effective Date of the Merger.

(f) Each Benefit Plan and all related trust or other agreements conform in form and operation to, and comply with, all applicable laws and regulations, including, without limitation, ERISA and the Code, and all reports or information relating to each such Benefit Plan required to be filed with any Governmental Entity or disclosed to participants have been timely filed and disclosed.

(g) Company has not announced a plan to create or amend, or noes it have any legally binding commitment to create or amend, any Benefit Plan or to create any new arrangement which would be a Benefit Plan.

(h) All insurance premiums with respect to any Benefit Plan, including, without limitation, premiums to the PBGC, have been paid in full. Except as disclosed on Company Disclosure Schedule 3.09(h) attached hereto, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Date of the Merger.

(i) No Benefit Plan, or the deduction of any contributions thereto by Company, has been the subject of audit by the IRS or the Department of Labor, and no litigation or asserted claims exist against Company or any Benefit Plan or fiduciary with respect thereto, other than such benefit claims as are made in the normal operation of a Benefit Plan. There are no known facts which could give rise to any action, suit, grievance, arbitration or other claim in connection with any Benefit Plan.

(j) With respect to any Benefit Plan which covers current or former employees, officers or directors who are not residents of the United States of America, any references in this Company Disclosure Schedule 3.09(j) to ERISA, the Code or any other applicable law will be read to mean any applicable law of similar import for the jurisdiction in which such individuals reside.

Section 3.10 Litigation. Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list and description of all suits, claims, actions, proceedings and investigations which are pending or threatened against the Company or any of its Subsidiaries, judicial, administrative or otherwise.

Section 3.11 Environmental Matters.

(a)  As used in this Agreement:

     "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern (as hereinafter defined) at any location, whether or not owned or operated by Company or its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws (as hereinafter defined).

     "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous wastes, toxic substances, petroleum and petroleum products.

(b) Except as set forth in Section 3.11 of the Company Disclosure Schedule, Company and its Subsidiaries for their respective businesses as previously or now being conducted are in material compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither

Company nor its Subsidiaries have received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Company or its Subsidiaries are not in such full compliance and, to Company's best knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. All material permits and other governmental authorizations currently held by Company and its Subsidiaries pursuant to the Environmental Laws are identified in Section 3. 11 of the Company Disclosure Schedule.

(c) Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no Environmental Claim pending or threatened against Company or its Subsidiaries or, to Company's best knowledge, against any person or entity whose liability for any Environmental Claim Company or its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

(d) Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against Company or its Subsidiaries or, to Company's best knowledge, against any person or entity whose liability for any Environmental Claim Company or its subsidiaries have or may have retained or assumed either contractually or by operation of law.

(e) Without in any way limiting the generality of the foregoing to the knowledge of the Company, (i) all on-site and off-site locations where Company or its Subsidiaries have stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 3.11 of the Company Disclosure Schedule, (ii) to the best knowledge of Company without having made any inquiries to third parties with respect thereto, all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by Company or its Subsidiaries are identified in Section 3.11 of the Company Disclosure Schedule, (iii) except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Company or its Subsidiaries, and (iv) except as set forth in Section 3.11 of the Company Disclosure Schedule, to the best knowledge of Company without having made any inquiries to third parties with respect thereto, no polychlorinated biphenyls (PCBIs) are used or stored at any property owned or on or within any premises leased by Company or its Subsidiaries.

Section 3.12 Absence of Certain Practices. Neither Company nor any of its Subsidiaries nor, to the best knowledge of Company, any director, officer, agent, employee, or other person acting on behalf of Company or any of its Subsidiaries, has used or received any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, government officials or others.

Section 3.13 Intellectual Property. Section 3.13 of the Company Disclosure Schedule contains a complete and accurate list of (i) all patents, registered trademarks, trade names and copyrights owned by Company, used or proposed to be used by Company or any of its Subsidiaries and all applications therefor (indicating whether or not such patent, trademark, trade name, or copyright is owned by Company) and (ii) all agreements relating to technology, know-how or processes which Company or any of its Subsidiaries is licensed or authorized to use by others. Except as set forth in Section 3.13 of the Company Disclosure Schedule, no claims have been asserted by any person challenging or questioning the use by Company or any of its Subsidiaries of any such patents, trademarks, trade names, copyrights, technology, or processes (the "Intellectual Property"), with respect to Intellectual Property by Company or its subsidiaries, challenging or questioning said ownership, or the Company's use of any know-how owned by or used by Company or any of its Subsidiaries or challenging or questioning the validity or effectiveness of any such license or agreement and, to the knowledge of Company, there exists no valid basis for any such claim, except for such claim or claims an adverse determination of which, individually or in the aggregate, would not have a Material Adverse Effect; and to the knowledge of the Company, the use of such Intellectual Property by Company or any of its Subsidiaries does not infringe on the rights of any person, except for such infringement or infringements which, individually or in the aggregate, would not have a Material Adverse Effect on Company. For the purposes of this Agreement, "knowledge of the Company" shall mean the actual knowledge of any of its directors, officers, employees, investment bankers, attorneys or accountants, and shall include any information which any of such persons could have discovered through reasonable investigation in the ordinary course of their duties. Except as set forth on Section 3.13 of the Company Disclosure Schedule, the Intellectual Property registrations and patents owned by Company or any of its Subsidiaries, and any applications therefore, are to the knowledge of the Company subsisting and enforceable, and none has lapsed, expired, or been abandoned, and all such registrations, patents and applications therefore are currently standing in the name of Company or its Subsidiaries, except where any of the aforementioned defects in such registrations, patents or applications would not have a Material Adverse Effect. Company and each of its Subsidiaries owns (free and clear of any lien, encumbrance or other restriction), or is otherwise licensed or has the right to use, all Intellectual Property used in or necessary for the conduct of its business, except where any failure to own, be licensed to use or have the right to use would not, individually or in the aggregate, have a Material Adverse Effect, and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights.

Section 3.14 Taxes. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, the Company has filed all federal, state and local tax returns required to be filed by it and paid all taxes due thereon.

Section 3.15 No Undisclosed Liabilities. Except as and to the extent set forth in the audited consolidated balance sheets of Company as of March 28, 1999 included in the Company Financial Statements, none of Company or Company's Subsidiaries had as of that date any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Company and Company's Subsidiaries (including the notes thereto) which constituted a Material Adverse Effect. Except as and to the extent set forth in the interim balance sheets, since March 28, 1999, neither Company, nor any of Company's Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16 Real Properties. Neither the Company nor its Subsidiaries own any real property. The Company leases real estate under the leases listed on Section
3.16 of the Company Disclosure Schedule, all of which are in full force and there exists no event of default under said leases by any party thereto.

Section 3.17 Compliance with Applicable Law. Company and Company's Subsidiaries hold and are in compliance with all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold or comply with such permits, licenses, variances, exemptions, orders and approvals which do not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the businesses of Company and Company's Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Company or any of Company's Subsidiaries.

Section 3.18 Employee Matters. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of the titles and annual compensation (including any bonuses) of all directors and officers of Company, and all employees of Company or any of Company's Subsidiaries whose annual base income exceeds $50,000 (excluding any bonuses). Except as set forth in Section 3.18 of the Company Disclosure Schedule, none of Company or any of Company's Subsidiaries is a party to or bound by any contract, agreement or arrangement regarding the employment, services, consulting or severance from or termination of employment, of any director, officer or employee (past or present) (each an "Employment Agreement"). Company and its Subsidiaries have paid in full to, or accrued on behalf of, all of their respective employees, wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such employees except those which in the aggregate total less than $35,000. Company and its Subsidiaries are in material compliance with all applicable laws and regulations respecting employment and employment practices; there is no unfair labor practice complaint against Company or any of its Subsidiaries pending before any Government Entity; there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving Company or any of its Subsidiaries; no representation question or to the knowledge of the Company any pending organization attempt by any collective bargaining representative exists respecting the employees of Company or any of its Subsidiaries. There are no collective bargaining agreements or other employee representation agreements which exist or are currently being negotiated by Company or any of Company's Subsidiaries.

Section 3.19 Insurance Policies. Section 3.19 of the Company Disclosure Schedule contains a complete and accurate list of all insurance policies providing coverage in favor of Company and Company's Subsidiaries, or relating to real property, whether leased or owned by Company or Company's Subsidiaries, specifying the insurer, amount of coverage and type of insurance under each and indicating which of such policies provide for retrospective premium adjustments. Each such policy is in full force and effect and all premiums are currently paid or accruals provided for and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all material requirements of law.

Section 3.20 Contracts.

(a) Section 3.20(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, agreements and other arrangements to which Company or any of Company's Subsidiaries is a party or by which Company, any of Company's Subsidiaries or any of their respective assets are bound (excluding plans referred to in Sections 3.9 and 6.5 and leases referred to in Section 3.16) pursuant to which (i) any party thereto is entitled prospectively to receive in excess of $35,000, (ii) any party thereto has the right or option prospectively to order products or services the consideration for which would exceed $35,000, or (iii) payments are based on the profits or revenues of Company or any of Company's Subsidiaries (hereinafter referred to collectively as (the "Contracts"). Each of the Contracts is in full force and effect and enforceable in accordance with its terms. Neither Company nor Company's Subsidiaries have received any formal or official notice (written or oral) of cancellation or termination of, or intent to cancel or terminate, any of the Contracts. With respect to each Contract which by its terms will terminate within one year of the date hereof (or unless an option to extend such Contract is exercised), neither Company nor any of Company's Subsidiaries has received any formal or official notice (written or oral) that any such Contract will not be so renewed or that any such extension option will not be exercised. Except as set forth in Section 3.20(a)(ii) of the Company Disclosure Schedule, there exists no event of default or occurrence, condition or act on the part of Company or any of Company's Subsidiaries or, to the best knowledge of Company, on the part of the other parties to such Contracts which constitutes or would constitute (with notice or lapse of time or both) a breach of or default under any of the Contracts, or cause or permit acceleration of any obligation of Company or any of Company's Subsidiaries thereunder, which individually or in the aggregate would have a Material Adverse Effect. Except as set forth in
Section 3.20(a) of the Company Disclosure Statement, no consent of any other party to the Contracts is required in connection with the execution, delivery and performance of this Agreement or in order for the Contracts to remain in full force and effect following the Merger.

(b) None of Company nor any of Company's Subsidiaries is a party to any agreement which materially limits the freedom of Company or any of Company's Subsidiaries to compete in any line of business or with any person.

Section 3.21 Billed Accounts Receivable. All notes and billed accounts receivable of Company and Company's Subsidiaries, represent sales or services made or rendered in the ordinary course of business and represent the legal, valid and binding obligations of the obligors thereon. The Company has reviewed customer receivables and has established adequate reserves to provide for doubtful accounts of, any valid counterclaims by, and allowances to, its customers.

Section 3.22 Disclosure. No representation, warranty or statement made by Company in this Agreement or the Company Disclosure Schedules contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein, or necessary in order to make, in light of the circumstances under which such statements were made, not misleading.

Section 3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

Section 3.24 Banks; Powers of Attorney. Section 3.24 of the Company Disclosure Schedule sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company or any of Company's Subsidiaries maintain safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto, and (b) the names of all persons to whom Company or any of Company's Subsidiaries have granted a power of attorney, together with a description thereof.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company as follows:

Section 4.1 Organization: Parent and Subsidiaries. Each of Parent, Merger Sub and each of the respective Subsidiaries of the Parent, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on or of Parent and its Subsidiaries. In this Agreement, the term "Material Adverse Effect" used in reference to the Parent means any event, change or effect, which either alone or in the aggregate with all other such events, changes or effects, is, or is reasonably likely to be, materially adverse to the business, financial condition, properties, assets, capitalization, stockholders' equity, liabilities (including contingent liabilities), results of operations, licenses or franchises of the Parent and its Subsidiaries on consolidated basis. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

Section 4.2 Capitalization. The authorized capital stock of Parent consists of:
(i) 20,000,000 shares of Parent Common Stock, of which, as of the date hereof 7,476,922 shares are issued and outstanding and (ii) 1,000,000 shares of preferred stock, of which, as of the date hereof no shares are issued and outstanding. As of the date hereof, there are outstanding pursuant to Parent's incentive and stock option plans, and other rights to purchase shares other than under its ESPP (the "Parent Stock Plans") to purchase 1,396,000 shares of Parent Common Stock, and warrants to purchase 268,307 shares of Parent Common Stock. All issued shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which are validly issued, fully paid and nonassessable and are owned directly by Parent.

Section 4.3 Parent Authority. Parent has the requisite corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent shall be necessary to authorize this Agreement or to consummate the transactions so contemplated other than obtaining the requisite approval of its Shareholders. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

Section 4.4 Merger Sub Authority. Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and no -other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms.

Section 4.5 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Securities Act of 1933, the Exchange Act, the HSR Act, any applicable "Blue Sky" laws and the Minnesota Law, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby nor compliance by Parent and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Parent and Merger Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
(iii) result in a violation or breach of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) or require any authorization, consent or approval under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of (ii) and (iii) for violations, breaches or defaults which would not, and except for failures to obtain such permits, authorizations, consents or approvals or to make such filings which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6 SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore furnished to the Company, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it and actually filed under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), (as such documents have been amended since the time of such filing for the periods since Fiscal Year 1996, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.7 Proxy Statement/Prospectus. The information provided by Parent and Merger Sub for inclusion in the Proxy Statement/Prospectus shall be true and complete, shall not contain any untrue statement of a material fact and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

Section 4.8 Issuance of Shares. Upon issuance of Parent's shares to the Company's shareholders pursuant to the Merger, such shares shall be duly authorized, validly issued, fully paid, and nonassessable shares of Parent's Common Stock.

Section 4.9 Operation of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.10 Litigation. There are no suits, claims, actions, proceedings and investigations which are pending or threatened against the Parent or any of its Subsidiaries, judicial, administrative or otherwise.

Section 4.11 No Undisclosed Liabilities. Except as and to the extent set forth in the audited consolidated balance sheets of Parent as of June 28, 1999 included in the Parent Financial Statements, none of Parent or Parent's Subsidiaries had as of that date any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and Parent's Subsidiaries (including the notes thereto) which constituted a Material Adverse Effect. Since June 28, 1999, neither Parent, nor any of Parent's Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12 Compliance with Applicable Law. Parent and Parent's Subsidiaries hold and are in compliance with all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold or comply with such permits, licenses, variances, exemptions, orders and approvals which do not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Parent, the businesses of Parent and Parent's Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent or any of Parent's Subsidiaries.

Section 4.13 Disclosure. No representation, warranty or statement made by Parent or Merger Sub in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein, or necessary in order to make, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Covenants of Company. Prior to the Effective Time, except as expressly permitted by this Agreement, or to the extent that Parent in its sole discretion shall otherwise consent in writing:

(a) Ordinary Course. Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use their reasonable best efforts to preserve intact their present business organizations, preserve their working capital, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect following the Merger.

(b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) directly or indirectly repurchase, redeem or otherwise acquire, any shares of its capital stock or capital stock of any Subsidiary.

(c) Issuance of Securities. Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, pledge, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exchangeable for, or any Stock Options and rights to acquire, any such shares or Voting Debt other than:

(i) shares of Company Common Stock issuable upon the valid exercise of currently outstanding options (other than new options for not more than 30,000 Shares in the aggregate for new employees) under the Company's stock option plans listed on Section 3.9 of the Company Disclosure Schedule (the "Company Stock Option Plans");

(ii) shares of Company Common Stock issued under the Company Employee Stock Purchase Plan (the "ESPP") on or before September 30, 1999; and

(iii) shares of Company Common Stock contractually issuable to certain executive officers of the Company as non-cash compensation prior to the Effective Date.

(d) Company shall not grant, issue, modify or amend any options, warrants or other rights to acquire its equity securities including under its ESPP after September 30, 1999.

(e) Governing Documents. Company shall not, nor shall it permit any of its Subsidiaries to, amend their respective Certificates of Incorporation, Bylaws or comparable organizational documents.

(f) Standstill Agreement. Except as contemplated herein, for the period from the date hereof through the earlier of the Closing or the first anniversary of the date of this Agreement, the Company will not, and will use its best efforts to cause each affiliate, not to (i) purchase, acquire or own, or offer or agree to purchase, acquire or own, directly or indirectly, any Voting Securities (as hereinafter defined) or direct or indirect rights or options to acquire Voting Securities (or enter into any arrangements or understandings with any third party to do any of the foregoing), or (ii) propose to enter into, directly or indirectly, any merger or business combination involving Parent or any of its subsidiaries, or in any way seek to control the management, policies or Board of Directors of Parent provided that nothing contained in this clause (ii) shall limit the right to vote as a stockholder for any merger or business combination. For purposes of this Agreement, the term "Voting Securities" shall mean (i) any securities which are entitled to vote generally in the election of directors of Parent and (ii) any securities of Parent convertible into or exchangeable for any security described in clause (i) above.

(g) No Acquisitions or Dispositions. Company shall not, and shall not permit any of its Subsidiaries to: (x) acquire or agree to acquire by merging or consolidating with, or by purchasing equity interests in or a portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Company and its Subsidiaries taken as a whole; (y) other than in the ordinary course of business, sell, assign, lease, license, pledge, encumber or otherwise dispose of, or agree to sell, assign, lease, license, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to Company and its Subsidiaries taken as a whole, or any stock in any Subsidiary.

(h) Indebtedness. Except as required to operate its business in the ordinary course and after written notice to Parent, Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term debt or, except in the ordinary course of business under lines of credit existing on the date hereof, incur or assume any short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and consistent with past practice; or (iii) make any loans, advances (other than advances to employees for travel and entertainment in the ordinary course of business) or capital contributions to, or investments in, any other person.

(i) Benefit Plans and Compensation. Company shall not, and shall not permit any of its Subsidiaries to, terminate, adopt, amend or enter into any employment agreements or employee benefit plans of the type set forth in Sections 3.7 and 3.9, except as may be required by applicable law or regulation, or pay benefits not required by any existing plan or arrangement or increase in any manner the compensation, stock options, or fringe benefits of any director, officer or employee without the written approval of Parent;

(j) Other Matters. Other than as provided for herein, the Company shall not permit any of Company's Subsidiaries to: (x) pay, discharge, settle or satisfy or agree to pay, discharge, settle or satisfy, any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than when due in accordance with their respective terms and other than claims, liabilities, and obligations in an amount not in excess of $25,000 individually or $150,000 in the aggregate, or (y) waive, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other agreement or arrangement which modifications or changes would have, individually or in the aggregate, a Material Adverse Effect or (z) fail to maintain all property and equipment useful and necessary in its business in good working order and condition or fail to continue its maintenance programs consistent with past practice.

(k) Affiliate Transactions. Company and its Subsidiaries shall not enter into any contract, loan or other transaction with any of the following persons, or in which any of the following persons have a direct or indirect impact interest:

     (i)   any director or officer of Company or, any Subsidiary of it;

     (ii) any of the spouses, parents, siblings, children or other close relatives of any person described in clause (i); and

     (iii) any corporation, partnership, trust or other entity in which any person described in clauses (i) or (ii) has a beneficial interest.

(l) Capital Expenditures. Except as set forth in Section 5.01(l) of the Company Disclosure Schedule, Company shall not, and shall not permit any of Company's Subsidiaries to, other than in the ordinary course of business and consistent with past practice and in an amount not in excess of $50,000 in respect of any individual project or $250,000 in the aggregate, make any capital expenditures or commitments for capital expenditures.

(m) Tax Matters; Accounting Policies. Company shall not, and shall not permit any of Company's Subsidiaries to, make any tax elections or settle or compromise any income or excise tax liability or, except as required by law or applicable accounting standards, change any accounting policies or procedures. Company shall promptly advise Parent of any tax audit or tax adjustment or proposed or threatened tax audit or tax adjustment with respect to Company and shall also notify Parent of any adverse determination by any Governmental Entity with respect to taxes.

(n) Advice of Changes; Filings. Company shall confer on a regular and frequent basis with Parent, inform on operational matters and with respect to any significant new contracts and promptly advise Parent orally and in writing of any change, event or effect having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on Company and Company's Subsidiaries taken as a whole. Company shall promptly provide Parent (or its counsel) copies of all filings made by Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(o) Other Actions. Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to take any action that would be prohibited by this Section 5.1. Notwithstanding the fact that an action might otherwise be permitted pursuant to this Section 5.1, Company shall not, and shall not permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in any of Company's representations and warranties set forth in this Agreement being untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied.

Section 5.2 Company's Pre-Closing Conditions. The Company shall satisfy each of the conditions set forth below at the time specified but in no case later than the Closing:

(a) ESPP. The Company will not make another offering or accept contributions under the plan between September 30, 1999 and the Closing and no further rights to purchase Shares under the ESPP will accrue between September 30, 1999 and the Closing.

(b) The Company will rescind or modify the stock issuances and other compensation authorized for executive officers on May 11, 1999 so that all obligations and liabilities terminated on or before the Effective Date.

(c) Rights Plan. The Company will amend or terminate its rights plan and redeem all rights outstanding prior to the Effective Date to the extent necessary to permit the completion of this transaction.

(d) All options for non-employee Directors will be amended to require exercise within six months of the Effective Date.

Section 5.3 Covenants of the Parent and Merger Sub. Prior to the effective Time, except as expressly permitted by this Agreement, or to the extent that the Company in its sole discretion shall otherwise consent in writing.

(a) Ordinary Course. Except as expressly noted herein, Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and in a manner which shall not materially adversely affect the value of the Parent Common Stock issuable to the Company's stockholders as the Shareholder Consideration.

(b) Governing Documents. Parent shall not, nor shall it permit any of its Subsidiaries to, amend their respective Certificate of Incorporation, Bylaws or comparable organizational documents.

(c) Dividends, Changes in Stock. Parent shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside, or pay any dividends on or make other distributions in respect of any of its capital stock other than in the form of Parent Common Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(iii) directly or indirectly repurchase, redeem or otherwise acquire, any shares of its capital stock or capital stock of any Subsidiary.

(d) Directors. Within 30 days following the Effective Time, Parent shall cause Sebastian J. Sicari and another person (to be designated by the Company prior to the Effective Date) to be appointed or elected to the Board of Directors of Parent.

(e) NASDAQ National Market. Parent shall use its reasonable best efforts to effect the inclusion of all shares of Parent Common Stock issuable to the Company's shareholders on the NASDAQ National Market and shall take all actions required under applicable federal or state securities laws in connection with the issuance of Parent Common Stock pursuant to this Agreement.

(f) Other Actions. Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to take any action that would be prohibited by this Section 5.3. Notwithstanding the fact that an action might otherwise be permitted pursuant to this Section 5.3, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in any of Parent's representations and warranties set forth in this Agreement being untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

Section 6.1 Access to Information. Upon reasonable notice and subject to applicable law, Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties (including its plants, offices, warehouses and other facilities), books, contracts, commitments and records and, during such period, subject to applicable law, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business (including financial and operating data), properties and personnel as Parent may reasonably request. The Company will keep Parent advised of significant developments in Company's business and of any significant decisions concerning the operation of their business.

Parent and the Company shall each use its best efforts to preserve the confidentiality of any proprietary, confidential or trade secret information obtained from the other party during the negotiations of the Merger. In the event the Merger is not completed for any reason, Parent and the Company shall each return to the other all of such information of the other party, together with all copies thereof, and shall not misappropriate or disclose any of such information to any third parties.

Section 6.2 Proxy Statement/Prospectus. As soon as practicable after the execution of this Agreement, the parties shall prepare and file with the Securities and Exchange Commission the Proxy Statement/Prospectus, and shall use their reasonable efforts to have the Proxy Statement/Prospectus approved as soon as possible thereafter.

Section 6.3 Shareholders' Meetings.

        (a) The Company and Parent, acting through their respective Boards, shall, in accordance with applicable law:

        (i) as promptly as practicable, duly call, give notice of, convene and hold special meetings of their shareholders for the purpose of causing their shareholders to consider and vote upon a proposal to approve the Merger (the "Special Meetings");

        (ii) subject to their fiduciary duties under applicable laws as advised by counsel, include in the Proxy Statement/Prospectus the recommendation of their Boards that shareholders of the Company and the Parent, respectively, vote in favor of the approval of the Merger; and

        (iii) use all reasonable efforts to obtain and furnish the information required to be included by them in the Proxy Statement/Prospectus, and, after consultation with each other, respond promptly to any comments made by the SEC with respect to the Proxy Statement/Prospectus and any preliminary version thereof and to cause the Proxy Statement/Prospectus to be mailed to shareholders as promptly as practicable.

        (b) If at any time prior to the Special Meetings any event should occur relating to Company, Parent or their officers or directors which should be described in this Proxy Statement/Prospectus, the affected party will promptly inform the other party thereof and, if the parties determine that any such event should be described in an amendment of or a supplement to the Proxy Statement/Prospectus, will cooperate with each other in promptly preparing, filing and clearing with the SEC and mailing such amendment or supplement.

Section 6.4 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after shareholder approval of the Merger has been obtained, Merger Sub and the Company will sign and deliver to the Secretary of State of Delaware duly signed Certificates of Merger with respect the Merger, all in the manner and as required by the Delaware Law, and the parties shall take all other and further actions as may be required by law to make the Merger effective.

          Section 6.5 Stock Option and Employee Stock Purchase Plans.

                 (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Stock Option") under the Company Stock Option plans including the Directors' Option Plan, whether or not exercisable, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, terms and conditions substantially similar to those set forth in the applicable Company Stock Option plan immediately prior to the Effective Time except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which said Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Company Stock Option a notice describing the foregoing assumption of such Company Stock Option by Parent.

(b) Parent will reserve on and after the Effective Date sufficient shares of Parent Common Stock for issuance under this Section 6.5.

Section 6.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses provided that the Parent shall pay Sixty-five Percent (65%) and Company shall pay Thirty-five Percent (35%) of all costs and expenses for printing. The Company will use its best efforts to not pay, incur, or become liable for, any such expenses including, but not limited to, legal, accounting, investment banking, the Company's share of printing costs set forth above and proxy solicitation fees (the "Transactional Expenses") in excess of $650,000 in the aggregate (with $150,000 payable one year after the Effective Date). If the Transactional Expenses of the Company exceed $650,000 any excess shall reduce the Acquisition Consideration set forth in Section 2.2.

Section 6.7 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements and shall not issue any such press release or make any such public statement without the consent of the other parties hereto, except as may be required by law or by obligations pursuant to any listing agreement with NASDAQ.

Section 6.8 Notification of Certain Matters. Company shall promptly supplement or amend the Company Disclosure Schedule with respect to any material matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be disclosed in the Company Disclosure Schedule; provided, however, that any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date hereof.

Section 6.9 Further Assurances; Best Efforts. Subject to the terms and conditions of this Agreement, each of Company, Parent and Merger Sub agrees to use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of Company, Parent and Merger Sub shall take all such necessary action.

Section 6.10 Form S-8. Parent agrees to file promptly a registration statement on Form S-8 or, if possible, an amendment to Parent's then effective registration statement on Form S-8, for the shares of Parent Common Stock issuable with respect to the assumed Company Stock Options and shall keep such registration statement effective for so long as any such options remain outstanding.

Section 6.11 Indemnification; Directors' and Officers' Insurance.

     (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each current director and officer of Company (when acting in such capacity) (each an "Indemnified Party" and, collectively, the "Indemnified Parties"), against any costs or expenses (including, without limitation, reasonable attorneys' fees, costs of investigation and fees of other advisers and experts), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including, without limitation, claims, actions, suits, proceedings or investigations by or on behalf of any present or former shareholder of Company, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Parent would have been permitted under Minnesota Law and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided the person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
     (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
     Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) The Parent shall maintain Company's existing officers' and directors' liability insurance for a period of three (3) years after the Effective Time; provided, however, that if the existing officers' and directors' insurance expires, is terminated or canceled during such three-year period, the Parent will obtain officers' and directors' liability insurance for the remainder of such period of at least $3,000,000 containing terms and conditions that are not materially less advantageous to the Indemnified Parties and that is issued by an insurer having a claims-paying rating at least as good as the rating of the issuer of Company's existing policy.

     (d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The provisions of this Section 6.11 will be effective for a period of six (6) years after the Effective Date.

ARTICLE VII CONDITIONS

Section 7.1 Conditions of Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived in writing by Parent and Merger Sub:

(a) Approvals. Other than the filing of Articles of Merger provided for by
Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any Governmental Entity, the failure of which to obtain would have a Material Adverse Effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

(b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time.

(c) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement specifically including those set forth in Section 5.2 by the earlier of the specific deadline set forth herein or at or prior to the Effective Time.

(d) Stockholder Approval. The Company shall have distributed the proxy statement in compliance with SEC requirements. This Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and the Parent Common Stock.

(e) Officer's Certificates. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in Section
7.1 have been satisfied.

(f) Opinion. Parent shall have received an opinion from counsel to the Company in customary form reasonably acceptable to Parent.

(g) Other Agreements.

(i) the Severance Agreement with Sebastian J. Sicari (the "CEO") shall have been modified to effect the following changes:

     A. CEO shall receive (but not before January 1, 2000) $400,000 worth of Parent Common Stock, registered pursuant to the Securities Act of 1933, at the Parent Stock Price, in lieu of cash. CEO shall sell such stock on the public market within 15 days after the Effective Time, at Parent's direction. If the net proceeds from such sale exceed $400,000, CEO shall pay promptly such excess to Parent, and if the net proceeds are less than $400,000, Parent shall promptly make a payment in cash to CEO equal to such deficit.

       B. CEO shall exercise all stock options assumed by Parent within 18 months after the Closing, and such options will be exercised at the rate of at least 16.66% thereof each calendar quarter after the Closing. Notwithstanding the foregoing, if the closing price of Parent Common Stock is less than the Parent Stock Price for at least 75% of the trading days in any quarter, CEO may elect to defer the portion of the options otherwise exercisable in such quarter to the next quarter and, in addition, may on one occasion elect to defer for one quarter regardless of price, the options otherwise exercisable in such quarter, provided that in no event may the exercise of any portion of the options be deferred beyond the 18th month following the Closing.

(iii) the Severance Agreement with Carl S. Archer, Jr. (the "Former Chairman") shall have been modified to effect the following changes:

A. Former Chairman shall receive (but not before January 1, 2000) Parent Common Stock, registered pursuant to the Securities Act of 1933, at the Parent Stock Price, in lieu of cash, equal to any amounts payable to him under the Separation Agreement dated August 11, 1998, less any amounts previously paid to him by the Company (the "Severance Payment"). Former Chairman shall sell such stock on the public market within 15 days after the Effective Time, at Parent's direction. If the net proceeds from such sale exceed Severance Payment, Former Chairman shall pay promptly such excess to Parent, and if the net proceeds are less than Severance payment, Parent shall promptly make a payment in cash to Former Chairman equal to such deficit.

B. Former Chairman shall exercise all stock options assumed by Parent within six
(6) months after the Closing, and such options must be exercised at the rate of at least 50% of such options within the first three (3) months after Closing.

(h) Delivery of Documents. The Company shall have delivered to Parent (i) control of all of its books and records, including but not limited to all corporate and other records or it and any predecessors including the minute books, stock books, stock register, deeds and title documents; and (ii) such other documents and certificates as shall be reasonably requested by Parent.

(i) No Restraints. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any Governmental Entity or other action taken, nor statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, Company or any of their Subsidiaries, or the Merger or this Agreement by any Governmental Entity and which shall have remained in effect or any suit, claim, action or proceeding pending before any Governmental Entity, which, if adversely decided, would have the effect of: (i) making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting or making materially more costly the Merger or the consummation of any of the other transactions contemplated by this Agreement; (ii) prohibiting or materially limiting the ownership or operation by Parent or Company or any of their Subsidiaries of all or any material portion of the business or assets of Parent or Company or any of their Subsidiaries or compelling Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or Company or any of its Subsidiaries, as a result of the Merger; (iii) imposing or confirming material limitations on the ability of the Parent or any Subsidiary of Parent effectively to exercise full rights of ownership of any Company Common Stock, including, without limitation, the right to vote such Company Common Stock on all matters properly presented to the Company's stockholders; or (iv) requiring divestiture by Parent or any Subsidiary of Parent of any Company Common Stock.

(j) Form S-4. The Form S-4 filed by the Parent with the SEC with respect to the Merger shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(k) Dissenting Shares. There shall not have been filed with the Company by the holders of more than 5% of the shares of Company Common Stock before the vote on this Agreement and the transactions contemplated hereby at the stockholders' meeting written objection to the Merger and the intention to demand payment contemplated by Section 262 of the Delaware Law.

(l) Delaware Anti-Takeover. The Board of Directors of the Company shall have approved this Agreement, and the merger contemplated herein, for purposes of Delaware Corporate Law ss. 106.

(m) Parent shall have received from its tax counsel an opinion that the merger will qualify for federal income tax purposes as a reorganization within the meaning of (S)(S) 368(A) of the Code, in a form reasonably acceptable to Parent.

(n) Material Adverse Changes. None of the following changes in the business of the Company shall have occurred prior to the Effective Time:

(i) The net book value of the Company shall not have decreased by more than $500,000 from that reflected in the balance sheet of the Company dated June 28, 1999, excluding the losses for the fiscal quarters ending in September and December projected in the forecast provided to Parent by the Company dated June 28, 1999.

(ii) Net losses for the Company for the fiscal quarters ending in September and December 1999 shall not exceed $600,000 and $262,500, respectively.

(iii) The Company's cash requirements remain within current working capital financing agreement limits, and the Line of Credit with its current lender remains in effect on its current terms until the Effective Time, and no defaults under such Line of Credit by the Company have occurred.

(iv) The Company has gross revenue equal to $4,500,000 and $4,800,000 for the fiscal quarters respectively ending in September and December, 1999.

Section 7.2 Conditions of Obligations of Company. The obligation of Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak of an earlier date) as of the Effective Time as though made on and as of the Effective Time.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them by the earlier of the specific deadline set forth herein or prior to Effective Time.

(c) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of each of the Company Common Stock and the Parent Common Stock respectively.

(d) No Restraints. here shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any Governmental Entity or other action taken, nor statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent or Company or any of their Subsidiaries or the Merger or this Agreement, by any Governmental Entity which shall have remained in effect and which shall have had the effect of making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the Merger, or the consummation of any of the other transactions contemplated by this Agreement.

(e) Form S-4. The Form S-4 filed by the Parent shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. Any and all state securities approvals for the issuance of the Parent Common Stock pursuant to this Agreement shall have been obtained.

(f) Officer's Certificate. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to the effect that the conditions set forth in Section 7.2 have been satisfied.

(g) Opinion. The Company shall have received opinion from Counsel to Parent in customary form reasonably acceptable to the Company.

(h) Tax Opinion. Company shall have received an opinion from its tax counsel that the merger will qualify for federal income tax purposes as a reorganization within the meaning of ss.368(a) of the Code, in a form reasonably acceptable to the Company.

(i) NASDAQ Listing. The Parent Common Stock issuable to the Company's shareholders shall have been authorized for inclusion on the NASDAQ National Market.

ARTICLE VIII TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated upon notice at any time prior to the Effective Time, whether before or after adoption of this Agreement and the Merger by the stockholders of the Company:

(a) by mutual written consent of Parent and Company;

(b) by Parent or Company if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 5 business days following receipt by the breaching party of notice of such breach;

(c) by either Parent or Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

(d) by either Parent or Company if the Merger shall not have been consummated on or before February 28, 2000, or if the Proxy Statement/Prospectus has not been declared effective on or before January 31, 2000, provided however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

(e) by Parent or Company, if the terminating party is not otherwise in breach of this Agreement, if, in the exercise of its good faith judgment as to its fiduciary duties under applicable corporate law, the Board of Directors of Parent or Company determines, after consultation with the financial advisors and counsel, and in reliance upon the written opinion of such counsel, that such termination is required by such fiduciary duties by reason of a proposal from a third party that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction; provided, that any termination of this Agreement pursuant to this Section 8.1(g) shall not be effective until the terminating party has made payment of the full termination fee provided for by Section 8.2(b) hereof. As used herein, the term "Business Combination Transaction" shall mean any of the following involving the Company or any Subsidiary or Parent or any Parent Subsidiary, as applicable: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Transactions); (2) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of the Company and the Subsidiaries or Parent and the Parent Subsidiaries, as applicable, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33% or more of the shares of Company Common Stock or Parent Common Stock, as applicable, whether by tender offer, exchange offer or otherwise.

Section 8.2 Effect of Termination. (a) In the event of a termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers or directors, except for Sections 5.1(f), the second full paragraph of 6.1, first sentence of 6.6, 8.2(b), 8.5 and 9.2, which shall survive such termination.

(b) Termination Fee. Upon termination by a party pursuant to Section 8.1(e) above, that party shall pay to the other party, if that other party is not otherwise in breach of this Agreement, $1,000,000 in immediately available funds immediately upon effectiveness of the termination.

Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of the Company but, after such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 8.5 Liquidated Damages. The parties expressly agree that the damages incurred by a non-breaching party upon breach of this Agreement by another party would be speculative and difficult to measure. Therefore, upon the failure of any party to proceed to completion of this transaction at the Closing, as contemplated by this Agreement, in breach of this Agreement, the breaching party (but not Merger Sub) shall pay to the non-breaching party (but not to Merger
Sub) $1,000,000 as liquidated damages, to compensate the non-breaching party for expenses incurred in pursuit of the transactions contemplated by this Agreement. Payment shall be made immediately upon such breach. The breaching party shall not be liable to the non-breaching party for any damages, costs or expenses in connection with such breach other than the payment required by this Section.

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.0 No Solicitations. From the date hereof until the Closing, the Company will not, and will instruct its officers, directors, employees, agents and other representatives not to, directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets off or any securities of, or any merger, consolidation or business combination with, the Company or any of its subsidiaries; provided, however, that the Company may furnish information to and otherwise cooperate with, and may engage in discussions or negotiations with, any person with respect to any of the foregoing and may waive any provision of any confidentiality or standstill agreement to which it or any of its representatives is a party if counsel advises the Board that failure to do so could involve the Company's directors in a breach of their fiduciary duties and, provided, further, that nothing herein shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to any tender offer or making such other disclosure to the Company's shareholders as, in the judgment of the Board, on advice of counsel, is required by applicable law. Subject to the fiduciary duties of the Board, the Company will promptly advise Parent of, and communicate the principal terms (other than the identity of such person) of, any such inquiry or proposal the Company may receive.

Section 9.1 Survival of Representations and Warranties. The representations and warranties of the Parent, Merger Sub and Company shall not survive the termination of this Agreement or the Effective Time.

Section 9.2 Brokers or Finders. Company represents and warrants to Parent that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement other than Adams, Harkness & Hill, Inc.

Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, at the address shown in its most recent SEC filing, with copies to Best & Flanagan LLP, 4000 U.S. Bank Place, 601 Second Avenue South, Minneapolis, MN 55402-4331, Attn: James C. Diracles, Esq., Telecopy No.: (612) 339-5897; and

(b) if to Company: at the address shown in its most recent SEC filing, with copies to Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, MA 02109-2891, Attn: Robert V. Jahrling, Telecopy No.: (617) 248-4000.

Section 9.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts, including facsimile signature pages, have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except that the Confidentiality Agreement between the parties dated July 22, 1999 shall continue in full force and effect in accordance with its terms, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without regard to any applicable conflicts of law.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                        MICRO COMPONENT TECHNOLOGY, INC.

                    By:    /s/ Jeffrey S. Mathiesen
                           ------------------------

                    Name:  Jeffrey S. Mathiesen
                           --------------------

                    Title: Vice President and Chief Financial Officer
                           ------------------------------------------

                             MCT ACQUISITION, INC.

                    By:    /s/ Jeffrey S. Mathiesen
                           ------------------------

                    Name:  Jeffrey S. Mathiesen
                           --------------------

                    Title: Vice President and Chief Financial Officer
                           ------------------------------------------

                               ASECO CORPORATION

                    By:    /s/ Sebastian J. Sicari
                           -----------------------

                    Name:  Sebastian J. Sicari
                           -------------------

                    Title: President and CEO
                           -----------------